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                                                                     EXHIBIT 2.3

                                                                  EXECUTION COPY
                      AMENDMENT NO. 2 TO PURCHASE AGREEMENT

                  This AMENDMENT NO. 2 TO PURCHASE AGREEMENT (this "Amendment") is made and entered into as of January 23, 2001, by and between CONOPCO, INC. ("Conopco"), a New York corporation, and FRENCH FRAGRANCES, INC. ("Purchaser"), a Florida corporation.


                                   WITNESSETH:
                                   -----------

                  WHEREAS Conopco and Purchaser wish to amend certain provisions of the Purchase Agreement dated as of October 30, 2000, as amended previously by Amendment No. 1 to the Purchase Agreement dated as of December 11, 2000, by and between Conopco and Purchaser (as so amended, the "Purchase Agreement"), and as hereinafter provided.


                  NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, and subject to the fulfillment of the conditions set forth below, the parties hereto agree as follows:

                  1. Section 1.1 of the Purchase Agreement is hereby amended as follows:

                  (a) The definition of "Purchased Assets" contained therein is amended by adding to the end thereof: "Notwithstanding anything to the contrary contained herein, assets located in Canada shall not be "Purchased Assets" for purposes of Sections 4.5, 4.6, 4.8(a), 4.8(b), 4.8(c), 4.11(a), 4.11(b), 4.11 (c), 4.17(a), 4.21 and 4.26.".

                  (b) The definition of "Sellers" contained therein is amended by adding to the end thereof: "Notwithstanding anything to the contrary contained herein, U L Canada Inc. shall not be a "Seller" for purposes of Section 4.24.".

                  2. Sections 3.2(c) and 3.2(e) of the Purchase Agreement are hereby amended by deleting the term "Closing Inventory" contained therein and
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substituting in replacement thereof the term "Purchased Inventory".

                  3. Section 4.9(d) of the Purchase Agreement shall be deleted in its entirety and the following substituted replacement thereof:

                  (d) With respect to each Conopco Benefit Plan that is not subject to United States Laws and any payments due to any non-US employees pursuant to foreign Laws payable upon termination of employment which are commonly known as "termination indemnities" (a "Foreign Benefit Plan") which is assumed by Purchaser, the assets and Liabilities of which are transferred to Purchaser or for which Purchaser becomes responsible by operation of Law:

                           (i) all employer and employee contributions to each Foreign Benefit Plan required by law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices;

                           (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan (it being understood that this clause (ii) shall not cover "termination indemnities" except to the extent such amounts are required to be funded under foreign
                           Laws); and

                           (iii) each Foreign Benefit Plan required to be registered has been registered and has been


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                           maintained in good standing with applicable
                           regulatory authorities.

                  4. Section 9.1(j) is hereby amended by deleting such section in its entirety and substituting in replacement thereof:

                  (j) Fully executed originals of each Real Property Lease to the extent that they are practicably available, and to the extent that the fully executed original is not available, the best reasonably available documentation of such Real Property Lease, together with all amendments, extensions, assignments and memoranda as reasonably available thereof, together with, to the extent some exist, nondisturbable and attorney agreement(s) in respect of such Real Property Leases, as may have been executed and furnished to the tenant thereunder by the holder of any underlying lease or mortgage to which the landlord's interest therein is subject.

                  5. Section 10.2(a) of the Purchase Agreement shall be amended by adding the following to the end of the first sentence thereof:

                  ; provided, further, however, that with respect to Foreign Employees participating in a Canadian pension plan, Purchaser shall not be required to continue any such pension plan in effect as of the Closing Date so long as Purchaser takes into account the value of the benefits provided to such Foreign Employees under such pension plan in determining whether the employee benefit plans, arrangements and perquisites are comparable in the aggregate to those provided to such employees immediately prior to the Closing Date.

                  6. Section 10.2(a) of the Purchase Agreement, as heretofore amended, shall be further amended by adding the following sentence to the end thereof:

                  With respect to any Foreign Benefit Plan, the Liabilities in respect of which are assumed by Purchaser, transferred to Purchaser or for which Purchaser becomes responsible by


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                  operation of Law, to the extent that such Liabilities (as
                  determined in accordance with the requirements of applicable foreign Laws and local practices (including, without limitation, local accounting practices)) which Purchaser ultimately becomes liable for as of the Closing Date (or the Lease End Date, date of transfer or date of determination under applicable law, whichever is applicable) exceeds the assets funding such Plan that are transferred to Purchaser either directly or through the Plan and/or the amounts accrued in accordance with normal accounting practices in respect of such Foreign Benefit Plan, Conopco shall (or shall cause one of its Affiliates to) promptly pay (following the determination of the amount of such Liabilities) to Purchaser in cash or otherwise satisfy any such outstanding obligations with respect to such Foreign Benefit Plan in an amount equal to such excess Liabilities.

                  7. Section 10.2 (d) of the Purchase Agreement shall be amended in its entirety and the following shall be substituted in lieu thereof:

                  Upon the Lease End Date, Conopco shall (or shall cause one of its Affiliates to) use its best efforts to pay, to the extent permitted by law, to each Leased Employee any accrued but untaken vacation payable from Conopco so as to discharge its liability for all vacation days. To the extent Conopco is prohibited by law or has failed to make payment of such accrued vacation to each Leased Employee, Purchaser shall receive a reduction in Purchase Price or a cash payment from Conopco equivalent to such unpaid vacation with which Purchaser shall discharge Conopco's remaining liability for accrued vacation to such Leased Employees.

                  8. Section 10.2(e) of the Purchase Agreement shall be amended by deleting the third sentence thereof and substituting in replacement thereof before the existing fourth and last sentence of such Section 10.2(e), which shall remain unaffected, the following:


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                  At such time as Conopco is reasonably satisfied that
                  Purchaser's 401(k) Plan meets the requirements for qualification under Section 401(a) of the Code, Conopco shall cause the assets and liabilities of the Transferred Employees under Conopco's 401(k) Plan to be transferred to Purchaser's 401(k) Plan and Purchaser shall cause the Purchaser's 401(k) Plan to accept such transfer. Following the transfer of assets by Conopco, Purchaser shall assume fiduciary responsibility under the Purchaser's 401(k) Plan to such the Transferred Employees with respect to the transferred assets. Any such transfer shall be made in cash, cash equivalents, or in marketable securities. Following any such transfer of assets by Conopco, Purchaser shall assume fiduciary responsibility under the Purchaser's 401(k) Plan to such Transferred Employees with respect to the transferred assets. and Conopco's 401(k) Plan shall be relieved of Liability with respect to such assets and liabilities of such Transferred Employees thereafter.

                  9. Section 10.2(f), Certain Welfare Benefits, shall be amended by adding the following sentence to the end thereof:

                  Notwithstanding the foregoing, to the extent Transferred Employees continue to be covered by any of the Conopco Benefit Plans following the Lease End Date, Purchaser shall be deemed to have satisfied its obligations under the preceding sentence to the extent that Purchaser reimburses Conopco for the costs of such benefits in accordance with the terms of the Transition Services Agreement (it being understood that to the extent a cost-reimbursement methodology is not specifically provided in the Transition Services Agreement, the parties intend that such employee benefit costs shall be reimbursed in a manner consistent with the reimbursement methodology set


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                  forth in the Employee Lease Agreement (assuming for such
                  purpose that such Transferred Employees were treated as Leased Employees during the relevant period of coverage under the Conopco Benefit Plans).

                  10. Schedule 1.1(a) is hereby amended by deleting therefrom the items set forth on Schedule A hereto.

                  11. Schedule 1.1(e) is hereby amended by adding thereto the items set forth on Schedule B hereto.

                  12. Schedule 1.1(g) is hereby amended as set forth on Schedule C hereto.

                  13. Schedule 1.1(h) is hereby amended as set forth on Schedule D hereto.

                  14. Schedule 4.1 is hereby amended as set forth on Schedule E hereto.

                  15. Schedule 4.8(a)(v) is hereby amended as set forth on Schedule F hereto.

                  16. Schedule 4.8(a)(xii) and clause (ii) of Schedule 4.8(b) are hereby amended by adding thereto the item set forth on Schedule G hereto.

                  17. Schedule 4.9(a) is hereby amended to include the information set forth on Schedule H hereto.

                  18. Schedule 4.9(e), in the form attached as Schedule I hereto, is hereby inserted.

                  19. Schedule 4.10(b) is hereby amended as set forth on Schedule J hereto.

                  20. Schedule 4.16(a) is hereby amended as set forth on Schedule K hereto.

                  21. Schedule 4.17(b) is hereby amended by deleting such
section in its entirety and substituting in replacement thereof Schedule L hereto.



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                  22. Schedule 4.18(a) is hereby amended by deleting such
schedule in its entirety and substituting in replacement thereof Schedule M hereto.

                  23. Schedule 4.18(c) is hereby amended as set forth on Schedule N hereto.

                  24. Schedule 4.18(d) is hereby amended by deleting such
schedule in its entirety and substituting in replacement thereof Schedule O hereto.

                  25. Schedule 4.18(e) is hereby amended as set forth on Schedule P hereto.

                  26. Schedule 4.18(J) is hereby amended as set forth on Schedule Q hereto.

                  27. Schedule 4.19(a)(i) is hereby amended as set forth on Schedule R hereto.

                  28. Schedule 4.19(a)(ii) is hereby amended as set forth on Schedule S hereto.

                  29. Schedule 4.21 is hereby amended as set forth on Schedule T hereto.

                  30. Schedule 4.23 is hereby amended as set forth on Schedule U hereto.

                  31. Schedule 5.10, in the form attached as Schedule V hereto, is hereby inserted.

                  32. Annexes 1 through 4 of Schedule 6.12 are hereby amended and restated to read as set forth on Schedule W hereto. 33. Schedule 10.1(a) is hereby amended as set forth on Schedule X hereto.

                  34. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Purchase Agreement.

                  35. Except as otherwise expressly modified by this Amendment, all terms and provisions of the Purchase Agreement shall be and shall remain unchanged and the Purchase Agreement is hereby ratified and confirmed and shall


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be and shall remain in full force and effect, enforceable in accordance with its terms. Any reference in the Purchase Agreement, or in any documents required thereunder or annexes or schedules thereto, referring to the Purchase Agreement shall be deemed to refer to the Purchase Agreement as amended by this Amendment.

                  36. This Amendment and any disputes arising under or related hereto or thereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles. Each of the parties hereto waives to the fullest extent permitted by law any right to trial by jury in any action, suit or proceeding brought to enforce, defend or interpret any rights or remedies under, or arising in connection with or relating to, this Amendment.












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                  37. This Amendment may be executed in one or more
counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto.


                  IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf by its officers or representatives thereunto duly authorized, all as of the date first above written.


                            CONOPCO, INC.,



                              by /s/ Mart Laius
                                ----------------------------
                                Name:  Mart Laius
                                Title: Vice President


                            FRENCH FRAGRANCES, INC.,



                              by /s/ E. Scott Beattie
                                ----------------------------
                                Name:  E. Scott Beattie
                                Title: President and Chief Executive Officer



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